Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 Amendment No. 2 (Registration No. 333-199211) of Banner Corporation of our report dated March 28, 2014, with respect to the financial statements of SKBHC Holdings LLC as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Current Report on Form 8-K of Banner Corporation filed with the Securities and Exchange Commission on    December 4, 2014. We also consent to the reference to our firm under the heading “Experts” in the proxy statement/ prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington
January  6, 2015